  EXHIBIT 10.4

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) dated October 1, 2020, by and between SolarMax Technology, Inc., a Nevada corporation (the “Company”), and Ching Liu (“Liu,” and, together with the Company, the “Parties” and each, a “Party”).

WHEREAS, prior to February 24, 2020, Liu served as a director and executive vice president, chief strategy officer, treasurer and secretary of the Company; and

WHEREAS, on February 24, 2020, Liu resigned as a director and officer of the Company and its subsidiaries; and

WHEREAS, on October 7, 2016, the Company and Liu entered into an employment agreement (the “Employment Agreement”) pursuant to which the Company retained the services of Liu as an executive officer; and

WHEREAS, on October 7, 2016, the Company issued to Liu a restricted stock grant for 1,680,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and on March 27, 2019, Liu exchanged the 1,680,000 restricted shares of Common Stock for an option (the “Option”) to purchase 1,779,960 shares of Common Stock and a cash payment of $500,000 (the “Exchange Payment”),  to be have been paid by December 15, 2019, which date was extended on December 18, 2019 to March 31, 2020; and

WHEREAS, all references to shares of Common Stock reflect a 1.68-for-1 stock distribution; and

WHEREAS, Liu is willing to release the Company from any obligations it has or may have to her, including obligations under the Employment Agreement, except to the extent expressly provided in this Agreement; and

WHEREAS, the Company is willing release Liu from any obligations she has or may have to the Company, with certain limited exceptions;

WHEREAS, the Option was issued pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”), and the Plan permits options granted pursuant to the Plan to be held by employees and consultants; and

WHEREAS, to facilitate an amicable and professional separation and transition for Liu the Company wishes to offer Liu a voluntary severance payment, and the Company and Liu have agreed that, as consideration for said voluntary severance, Liu will provide the Company a general release to assure that there is no future disputes between them;

WHEREFORE, the parties do hereby agree as follows:

1. Provided that Liu signs this Agreement, the Company promises, within eight (8) days of the effective date of this Agreement, to pay Liu: a one-time lump sum separation payment (the “Separation Payment”) in the gross amount of $25,496.96, less all applicable deductions and withholdings.

2. The Company and Liu agree that the Company owes Liu a total of $803,094.86 (the “Outstanding Balance”), representing deferred salary from 2019 and 2020 of $561,363.36, cash bonus deferred from 2017 and 2018, and accrued medical, dental and vision benefits from 2020 of $409.50. The Outstanding Balance will be paid at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by the Company of its initial public offering, and any unpaid balance of the Outstanding Balance then outstanding shall be paid within three business days after the Company receives the proceeds of its initial public offering. Liu acknowledges and agrees that the Company does not owe Liu any compensation in any form and for any purpose except for the Outstanding Balance and the Separation Payment. Liu agrees that any compensation or other payment to be paid pursuant to this Agreement is due solely by the Company and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay any compensation or other payments due pursuant to this Agreement, regardless of whether the Company’s payments are processed through Insperity.

3. The Employment Agreement is hereby terminated with neither Party having any obligation to the other Party thereunder, except that (a) the provisions of Sections 6, 7, 8 and 9 of the Employment Agreement shall remain in full force and effect and (b) the indemnification provisions of Section 10 of the Employment Agreement (and any indemnification and expense reimbursement provisions of the Company’s articles of incorporation and bylaws) shall not relate to, and Liu waives any claim or right to indemnification or expense reimbursement relating to, conduct of Liu which was adverse to the interest of the Company.

4. Liu, for herself and her heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily releases, waives and forever discharges the Company and Insperity and each of their respective corporate affiliates, employees, officers, directors, former and current stockholders, benefit plans, benefit plan administrators and fiduciaries, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company Affiliates”), from any and all claims, demands, complaints, debts, controversies, damages, claims for attorneys’ fees, costs, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by Liu (the “Release”); except as expressly provided in this Agreement.

5. The Company hereby knowingly and voluntarily releases, waives and forever discharges Liu from any and all claims, demands, complaints, debts, controversies, damages, claims for attorneys’ fees, costs, obligations and/or liabilities which arise out of or relate to any action by Liu or omission to act by Liu occurring on or before the date this Agreement is signed by Liu (the “Employer’s Release”).

6. There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for earned but unpaid wages and claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversee administration of those laws. The Release is not intended to cover and does not extend to such claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

7. To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of Liu's employment with the Company and the termination of that employment. This includes a release of any rights or claims Liu may have under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq,, the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq.. the Fair Labor Standards Act, 29 U.S.C. §§201 et seq. (as amended), the California Labor Code, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for breach of contract, wrongful discharge against public policy, breach of an implied contract, violation of any tort concerning the employment relationship, wrongful discharge, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company Affiliate has dealt with Liu unfairly or in bad faith.

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8. To the maximum extent permitted by law and except as expressly provided in this Agreement, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. Each of the Company and Liu understands and acknowledges that such Party has read and understands and has been advised by counsel, to the extent that such Party deems necessary or advisable, that Section 1542 of the California Civil Code which reads as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9. Liu acknowledges and agrees that the Company has paid all accrued PTO pay and reimbursements, as of the date of separation. Liu acknowledges that she has received, except for the Outstanding Balance, final wages from the Company and is due no other wages or monies, except as otherwise expressly provided by this Agreement. Liu acknowledges that she is not otherwise legally entitled to receive the monies being provided to her as severance, but that the Company has voluntarily agreed to offer this severance in exchange for execution of the Release as set forth in this Agreement.

10. Liu promises and represents that Liu has not given or sold any claim discussed in this Agreement to anyone and that Liu has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

11. The Company acknowledges that, pursuant to the Plan, the Option may be held by and exercised by, a consultant to the Company. The Company agrees that the Option shall continue in full force and effect as long as Liu, at the request of the Company or pursuant to an agreement with the Company, serves as a consultant to the Company.

12. Each Party agrees to execute and deliver such other documents, and do such other acts and things, as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

13. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings, term sheets and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

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14. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings, term sheets and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

15. All matters relating to or arising out of this Agreement will be governed by and construed and interpreted under the laws of the State of Nevada, without regard to conflicts of laws principles that would require the application of any other law.

16. Liu represents and warrants that she is authorized to execute this Agreement on behalf of her family members and affiliates.

17. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement as of the date first written above.

Address	Signature
SolarMax Technology, Inc. 3080 12th Street Riverside, California 92507	SOLARMAX TECHNOLOGY, INC.
Email: DavidH@solarmaxtech.com	By:	/s/ David Hsu
David Hsu, Chief Executive Officer
2810 Steeplechase Lane Diamond Bar, California 91765
Email: chingl@lcesinc.com		/s/ Ching Liu
Ching Liu

[Signature page of separation and release agreement dated April  , 2020, between SolarMax Technology, Inc. and Ching Liu.]

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